Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in Registration Statement Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988, and 333-51478 of Ross Stores, Inc. on Form S-8 of our report dated April 1, 2004, appearing in this Annual Report on Form 10-K of Ross Stores, Inc. for the year ended January 31, 2004.

/s/DELOITTE & TOUCHE LLP
San Francisco, California
April 15, 2004